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                                                                   EXHIBIT 99.1

                                    [LOGO]

FOR IMMEDIATE RELEASE:

Media Contact:    Dick Gozia   972/466-5031
Investor Contact: Mark Huggins 972/466-5014

                    CELLSTAR ANNOUNCES RECORD FOURTH QUARTER
                     AND FULL YEAR REVENUES AND NET INCOME

COMPANY REPORTS Q4 NET INCOME OF $17.3 MILLION ON $406.5 MILLION IN REVENUES

1997 FISCAL YEAR NET INCOME OF $53.6 MILLION ON $1.5 BILLION IN REVENUES

CARROLLTON, TEXAS, JANUARY 14, 1998 -- CellStar Corporation [Nasdaq: CLST] today reported $406.5 million in revenues for the fourth quarter ended November 30, 1997, a 38.5% increase compared to $293.5 million for the quarter ended November 30, 1996. Net income for the quarter was $17.3 million compared to net income of $8.2 million in the year-earlier period. Fourth quarter primary earnings per share were $0.57 compared to $0.29 for the fourth quarter of 1996.

CellStar finished 1997 with its fifth consecutive year of record revenues since becoming a public company in 1993. Revenues for the year ended November 30, 1997 were $1,482.8 million compared to $947.6 million for the prior year. Net income was also a record at $53.6 million compared to a net loss of $6.4 million for the year ended November 30, 1996. Primary earnings per share generated in 1997 were $1.78 compared to a net loss per share in 1996 of ($0.22).

    "We are very pleased to be able to report to our stockholders a record year in both revenues and net income," said Alan Goldfield, Chief Executive Officer of CellStar. "In 1997, we focused our efforts on increasing our global presence and capabilities, particularly in providing fulfillment services. We expect to continue to expand globally in 1998 and participate in the rapidly growing wireless telecommunications industry."

    Dick Gozia, President of CellStar, said, "1997 was another year of significant growth for the Company, not only in terms of record revenues and net income but also growth in other important areas that will help CellStar expand in the future. We continued to strengthen our executive management team and enhance our Information Technology systems to better

                                    -more-

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support our customers. We also raised significant capital for future growth and expanded geographically. We are optimistic about the wireless industry in 1998 and our ability to be a key part of the logistics solutions for the industry."


Revenues from U.S. operations in the fourth quarter were $254.6 million compared to $182.3 million for the year-earlier period. U.S. revenues for fiscal year 1997 were $866.9 million compared to $568.7 million in fiscal year 1996. The increases occurred primarily from revenues from providing products and value-added services to Pacific Bell Mobile Services and from sharp growth in sales from the Company's Miami, Florida warehouse to customers exporting to South America.

Revenues from Asia-Pacific operations for the quarter were $96.9 million compared to $74.9 million for the year-earlier period, increasing principally due to the Company's new business in the People's Republic of China ("PRC"). The Company experienced slightly lower revenues in the region from those in the previous quarter, primarily as a result of temporary shortages of products in the PRC and reduced demand for wireless products due to the general economic, financial and currency problems in certain countries in the region in the fourth quarter. Fiscal year revenues were $422.8 million compared to $248.5 million in fiscal year 1996, resulting from the dramatic expansion in 1997 in overall demand for wireless phones in the region coupled with the improved ability early in the year of manufacturers to supply product to meet that demand, particularly in the PRC. Overall, the Company expects this region to grow in 1998, especially in the Greater China area, and also has a goal of expanding geographically in the Region, in part by acquisition, as appropriate opportunities become available.

Latin American revenues were $31.1 million in the fourth quarter of 1997 compared to $26.9 million in the fourth quarter of 1996, attributable principally to higher product sales in Mexico. Annual sales in the region were $124.1 million compared to $119.8 million in fiscal year 1996 reflecting growth in the business in Mexico but lower sales in Brazil as the Company shifted sales to its Miami, Florida warehouse.

The Company's operations in the U.K. recorded revenues of $23.9 million in the quarter, compared to revenues of $9.4 million in the same quarter last year. Annual revenues this year were $69.1 million compared to $10.6 million in 1996, reflecting maturation of the UK operation in 1997, which was commenced in June 1996. Earlier this month CellStar announced that it has signed a definitive agreement to acquire TA Intercall in Sweden. The Company expects to complete this transaction in the first fiscal quarter. The Company is actively pursuing other potential acquisitions of distribution companies in the European region in 1998.

Gross profit, as a percentage of revenues, was 10.1% for the fourth quarter of 1997 compared to 15.4% for the fourth quarter of 1996. The gross margin percentage for the fourth quarter decreased primarily due to the sale of the Company's retail Communication Centers late last year and to the inclusion of revenues in providing products and value-added services to Pacific Bell Mobile Services, which reflect lower margins and lower risk than the Company's traditional wholesale business.

Selling, general and administrative expenses ("SG&A") for the quarter were $17.1 million compared to $37.7 million in the year-earlier period. The substantially higher level of expense

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in 1996 was principally attributable to provisions recorded for a deterioration in the trade accounts receivable portfolio in the Company's South American operations, primarily in Brazil, and to expenses associated with the retail Communication Centers. SG&A for the fourth quarter was also lower than prior quarters in 1997 due in large part to the Company's ability to improve its collection position on accounts receivable by acquiring increased collateral, increasing the use of credit insurance and collecting certain amounts that were considered at risk in prior quarters. The Company also closed the remaining Communication Centers in August, resulting in an additional decrease in SG&A as compared to the third quarter.

The effective income tax rate for the fourth quarter was 21.5%, down from 28.6% in the third quarter. The Company benefited from certain tax advantages in Hong Kong in the fourth quarter that allow the Company to exempt offshore sales from tax, lowering the Company's overall tax rate.

As of November 30, 1997, the Company had $74.6 million of cash and cash equivalents, compared to $27.3 million at November 30, 1996. The increase resulted primarily from net proceeds to the Company on its fourth quarter offering of $150.0 million of 5% Convertible Subordinated Notes, after repayment of revolving credit borrowings and long-term debt.

Accounts receivable at the end of the fourth quarter were $176.0 million compared to $131.8 million at the end of last year. Inventories were $190.4 million at the end of the fourth quarter compared to $94.5 million at the end of last year.

There were over 38 days of sales in accounts receivable at the end of the fourth quarter, compared to last year's fourth quarter level of 40 days. The annualized inventory turn rate at the end of the fourth quarter was almost eight times, compared to approximately ten times at the end of the fourth quarter of 1996. This change resulted primarily from increases in inventories of high-end wireless phones for Latin America and for our fulfillment contract with Pacific Bell Mobile Services.

The current ratio for the Company at November 30, 1997 was 2.4 to 1.0 compared to 1.4 to 1.0 at November 30, 1996.

The Company also completed a new $135.0 million multicurrency revolving credit facility that replaced its previous $90.0 million revolving credit facility. The new facility was not drawn upon at November 30, 1997.

"Forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995 may be included in this news release. A variety of factors, including political instability, changes in foreign laws, regulations and tariffs, new technologies, competition and other factors discussed in the Company's Form 10-K filed with the SEC as well as certain recent general economic, financial and currency problems in certain Asia-Pacific countries could cause CellStar's actual results and experience to differ materially from anticipated results or other expectations expressed in the Company's forward-looking statements.

                                    -more-

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CellStar Corporation is a global integrated wholesaler and retailer of wireless phones and other wireless communications products with operations in the United States, the Asia-Pacific Region, Latin America and the United Kingdom. The Company is one of the world's largest non-carrier wholesale distributors of wireless phones for Motorola, Inc. and Ericsson, Inc., and also distributes wireless phones for Nokia Mobile Phones, Inc. The Company is also a wholesale distributor of wireless phones for QUALCOMM, Sony and NEC Corporation in the United States.

                       [2 Pages of Tables Attached]
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                                    CELLSTAR CORPORATION AND SUBSIDIARIES

                                    CONSOLIDATED STATEMENTS OF OPERATIONS
                                                (Unaudited)
                                    (In thousands, except per share data)

                                                  Three months                   Year ended
                                                ended November 30,               November 30,
                                                1997          1996            1997          1996
                                              --------       -------       ---------      -------
Revenues                                      $406,501       293,465       1,482,814      947,601
Cost of sales                                  365,588       248,289       1,325,488      810,000
                                              --------       -------       ---------      -------
    Gross profit                                40,913        45,176         157,326      137,601

Selling, general and
 administrative expenses                        17,129        37,713          81,319      135,585
                                              --------       -------       ---------      -------
        Operating income                        23,784         7,463          76,007        2,016
                                              --------       -------       ---------      -------
Other income (expense):
    Interest expense                            (2,262)       (1,489)         (7,776)      (8,350)
    Other, net                                     489           189           2,725         (532)
                                              --------       -------       ---------      -------
        Total other income (expense)            (1,773)       (1,300)         (5,051)      (8,882)
                                              --------       -------       ---------      -------
        Income (loss) before income taxes       22,011         6,163          70,956       (6,866)

Provision (benefit) for income taxes             4,738        (2,069)         17,323         (453)
                                              --------       -------       ---------      -------
        Net income (loss)                     $ 17,273         8,232          53,633       (6,413)
                                              --------       -------       ---------      -------
                                              --------       -------       ---------      -------
Net income (loss) per share                   $   0.57          0.29            1.78        (0.22)
                                              --------       -------       ---------      -------
                                              --------       -------       ---------      -------
Weighted average number of shares and
 equivalent shares outstanding                  30,518        28,910          30,084       28,910
                                              --------       -------       ---------      -------
                                              --------       -------       ---------      -------

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                     CELLSTAR CORPORATION AND SUBSIDIARIES

                     CONDENSED CONSOLIDATED BALANCE SHEETS
                         November 30, 1997 and 1996
                                  (Unaudited)
                                (In thousands)

                                                     1997       1996
                                                   --------   --------
Cash and cash equivalents                          $ 74,646     27,296
Accounts receivable, net                            176,032    131,812
Inventories                                         190,404     94,473
Other current assets                                  5,118      5,787
                                                   --------   --------
   Total current assets                             446,200    259,368
Other                                                50,911     39,183
                                                   --------   --------
   Total assets                                    $497,111    298,551
                                                   --------   --------
                                                   --------   --------

Current liabilities                                $186,246    188,003
Long-term debt, less current portion                150,000      6,285
                                                   --------   --------
   Total liabilities                                336,246    194,288

Stockholders' equity                                160,865    104,263
                                                   --------   --------
   Total liabilities and stockholders' equity      $497,111    298,551
                                                   --------   --------
                                                   --------   --------